EXHIBIT 99.1

Steinway Q4 Operating Profit Up 22%

FY 2010 EPS $0.68 vs. $0.60

WALTHAM, MA — March 3, 2011— Steinway Musical Instruments, Inc. (NYSE: LVB) today reported earnings for the quarter and twelve months ended December 31, 2010.

Discussing fourth quarter results, CEO Dana Messina said, “We are pleased with our overall performance this quarter.  We saw improvement in sales and gross margins in both of our operating segments. Our piano business in the United States and Asia was very strong and our band instrument sales continue to trend positively. We have further strengthened our balance sheet, ending the year in a very healthy financial position.”

Q4 2010 Compared to Q4 2009

•                  Sales of $88 million, up 8%

•                  Gross margin increased to 33.2% from 29.4%

•                  Income from operations of $8 million, up 22%

•                  Adjusted EBITDA of $9 million, down 7%

•                  Earnings per share decrease to $0.28 from $0.44

FY 2010 Compared to FY 2009

•                  Sales of $318 million, up 4%

•                  Gross margin increased to 30.2% from 27.7%

•                  Income from operations of $23 million, up 72%

•                  Adjusted EBITDA of $32 million, up 21%

•                  Adjusted earnings per share increased to $0.67 from $0.42

Full year Adjustments are detailed in the attached financial tables.

Balance Sheet Highlights

•                  Cash of $120 million

•                  Inventory reduced 9% from December 2009

Piano Operations

Domestically, demand continued to rebound in the fourth quarter.  Unit shipments of Steinway grand pianos rose nearly 30% and shipments of mid-priced pianos increased 7% over the prior year period.  Overseas, Steinway grand units were consistent with the prior year period while shipments of mid-priced pianos surged 37%.  Piano gross margins improved in the quarter as a result of a higher mix of retail sales and steady production schedules at both piano facilities.

Year-to-date, domestic unit shipments of Steinway grands were up 13% while mid-priced unit sales were slightly below 2009 levels. Shipments of Steinway grand pianos were strong in Asia, with units up 13%. However, the Company’s European business experienced weak demand for Steinway grands throughout 2010, with shipments down 10% from the prior year.  Mid-priced piano sales in Europe and Asia combined were up 36% over 2009.

Band Operations

During the fourth quarter, increases in sales of professional brass instruments and percussion products contributed to overall improved band segment revenue. Gross margins increased over the prior year period primarily as a result of better manufacturing efficiency.

For the year, sales increased slightly while order flow increased 12%. The benefit of steadier production rates more than offset the impact of higher sales program costs, resulting in significantly improved gross margins.

Outlook

Discussing management’s outlook, Messina commented, “While 2010 was a challenging year, we are encouraged by our solid fourth quarter results, especially in the United States. In 2011, we are expecting increased revenue in our band segment as positive order trends continue. In our piano division, we are anticipating the domestic market will continue its recovery during 2011 while European markets lag. With our factories running more efficiently, we can expect year-over-year increases in overall piano revenue and gross margins.”

Segment Information

Piano Segment

Q4 2010 Compared to Q4 2009

•                  Sales of $61 million, up 10%

•                  Steinway grand piano unit increase of 14%

•                  Mid-priced piano unit increase of 21%

•                  Gross margin increased to 35.9% from 32.7%

•                  Inventories reduced by $8 million

FY 2010 Compared to FY 2009

•                  Sales of $190 million, up 6%

•                  Steinway grand piano unit increase of 5%

•                  Mid-priced piano unit increase of 15%

•                  Gross margin increased to 33.5% from 31.4%

Band Segment

Q4 2010 Compared to Q4 2009

•                  Sales of $27 million, up 2%

•                  Gross margin increased to 27.1% from 22.4%

•                  Inventories reduced by $5 million

FY 2010 Compared to FY 2009

•                  Sales of $128 million, up 1%

•                  Gross margin increased to 25.1% from 22.4%

Conference Call

Management will be discussing the Company’s fourth quarter results as well as its outlook for 2011 on a conference call today beginning at 5:00 p.m. ET.  A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.  Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings.  For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent, or unusual items. Adjustments are detailed in the attached financial tables. The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance in that it eliminates the impact of items that are unrelated to how well the Company is completing its manufacturing and operating responsibilities. In addition, the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers. The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements as it factors out non-cash expenses such as depreciation and amortization.

There are limitations in the use of Adjusted EBITDA because the Company’s actual results do include the impact of the noted Adjustments. Accordingly, Adjusted EBITDA should be used as a supplement to the comparable GAAP measures and should not be construed as a substitute for income from operations or net income, or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; reductions in school budgets; increased competition; work stoppages and slowdowns; ability to successfully consolidate band manufacturing; impact of dealer consolidations on orders; ability of dealers to obtain financing; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new products; ability of suppliers to meet demand; concentration of credit risk; ability to lease office space; and fluctuations in effective tax rates resulting from shifts in sources of income.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Net sales	$88,069	$81,698	$318,121	$306,436
Cost of sales	58,801	57,697	222,171	221,523
Gross profit	29,268	24,001	95,950	84,913
	33.2%	29.4%	30.2%	27.7%

Operating expenses:
Sales and marketing	11,584	9,785	41,340	39,903
General and administrative	8,818	7,529	30,914	30,389
Other	711	27	883	374
Impairment charges	—	—	—	976
Total operating expenses	21,113	17,341	73,137	71,642

Income from operations	8,155	6,660	22,813	13,271

Interest expense, net	2,268	2,373	9,586	10,045
Other expense (income), net	1,069	(813)	266	(5,281)

Income before income taxes	4,818	5,100	12,961	8,507

Income tax provision	1,463	786	5,061	3,171

Net income	$3,355	$4,314	$7,900	$5,336

Earnings per share - basic	$0.28	$0.44	$0.68	$0.60
Earnings per share - diluted	$0.28	$0.44	$0.68	$0.60
Weighted average common shares - basic	12,055	9,773	11,641	8,855
Weighted average common shares - diluted	12,107	9,779	11,695	8,860

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	12/31/2010	12/31/2009
Cash	$119,811	$65,873
Receivables, net	42,385	45,073
Inventories, net	144,500	158,030
Other current assets	24,010	24,930
Total current assets	330,706	293,906

Property, plant and equipment, net	86,404	89,538
Other assets	70,062	66,346
Total assets	$487,172	$449,790

Debt	$2,462	$537
Other current liabilities	53,400	46,159
Total current liabilities	55,862	46,696

Long-term debt	152,048	157,703
Other liabilities	50,638	48,895
Stockholders’ equity	228,624	196,496
Total liabilities and stockholders’ equity	$487,172	$449,790

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Twelve Months Ended 12/31/10
	GAAP	Adjustments		Adjusted
Band sales	$127,625	$—		$127,625
Piano sales	190,496	—		190,496
Total sales	318,121	—		318,121

Band gross profit	32,056	—		32,056
Piano gross profit	63,894	—		63,894
Total gross profit	95,950	—		95,950

Band GM %	25.1%			25.1%
Piano GM %	33.5%			33.5%
Total GM %	30.2%			30.2%

Operating expenses	73,137	—		73,137

Income from operations	22,813	—		22,813

Interest expense, net	9,586	—		9,586
Other (income) expense, net	266	104	(1)	370

Income before income taxes	12,961	(104)		12,857

Income tax provision	5,061	(41	)(2)	5,020

Net income	$7,900	$(63)		$7,837

Earnings per share - basic	$0.68			$0.67
Earnings per share - diluted	$0.68			$0.67
Weighted average common shares - basic	11,641			11,641
Weighted average common shares - diluted	11,695			11,695

	Twelve Months Ended 12/31/09
	GAAP	Adjustments		Adjusted
Band sales	$126,437	$—		$126,437
Piano sales	179,999	—		179,999
Total sales	306,436	—		306,436

Band gross profit	28,379	—		28,379
Piano gross profit	56,534	—		56,534
Total gross profit	84,913	—		84,913

Band GM %	22.4%			22.4%
Piano GM %	31.4%			31.4%
Total GM %	27.7%			27.7%

Operating expenses	71,642	(976	)(3)	70,666

Income from operations	13,271	976		14,247

Interest expense, net	10,045	—		10,045
Other (income) expense, net	(5,281)	3,434	(1)	(1,847)

Income before income taxes	8,507	(2,458)		6,049

Income tax provision	3,171	(885	)(2)	2,286

Net income	$5,336	$(1,573)		$3,763

Earnings per share - basic	$0.60			$0.42
Earnings per share - diluted	$0.60			$0.42
Weighted average common shares - basic	8,855			8,855
Weighted average common shares - diluted	8,860			8,860

Notes to Reconciliation from GAAP Earnings to Adjusted Earnings

(1) Reflects a net gain on early extinguishment of debt.

(2) Reflects the tax effect of Adjustments.

(3) Reflects impairment of intangible assets.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands)

(Unaudited)

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Cash flows from operating activities	$24,554	$25,385	$35,668	$23,916
Changes in operating assets and liabilities	(18,096)	(20,264)	(17,544)	(10,206)
Stock based compensation expense	(338)	(317)	(1,447)	(1,207)
Income taxes, net of deferreds	664	2,634	5,519	4,850
Net interest expense	2,268	2,373	9,586	10,045
Provision for (recovery of) doubtful accounts	231	141	294	(1,161)
Other	51	46	(83)	227
Adjusted EBITDA	$9,334	$9,998	$31,993	$26,464

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Net income	$3,355	$4,314	$7,900	$5,336
Income taxes	1,463	786	5,061	3,171
Net interest expense	2,268	2,373	9,586	10,045
Depreciation	1,933	2,214	8,324	9,064
Amortization	315	311	1,226	1,306
Non-recurring, infrequent or unusual items	—	—	(104)	(2,458)
Adjusted EBITDA	$9,334	$9,998	$31,993	$26,464